Exhibit 99.1
Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS FOURTH QUARTER 2009 EARNINGS
Fourth Quarter Operating Income Rose 13 Percent
Dallas, February 24, 2010 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter and year ended December 31, 2009:
•	Total revenues for the quarter were $74.2 million, up 6.7 percent compared to $69.5 million in the same period last year. Software-related revenues (software licenses, software services, subscriptions and maintenance) grew in the aggregate 8.9 percent for the quarter.

•	Operating income was $10.9 million, up 12.8 percent compared to operating income of $9.7 million in the same quarter of 2008.

•	In June 2008, Tyler settled outstanding litigation related to stock purchase warrants owned by Bank of America, N. A., and in the second quarter of 2008, Tyler recorded a non-cash legal settlement related to warrants charge of $9.0 million, which was not tax deductible. The results of this settlement are reflected in net income and net income per diluted share for the fourth quarter of 2008 and operating income, net income and net income per diluted share for the year ending December 31, 2008.

•	The effective income tax rate was 39.1 percent compared to 36.5 percent, before the impact of the non-cash legal settlement related to warrants, in the fourth quarter of 2008. Including the impact of the settlement, the tax rate for the 2008 fourth quarter was 47.9 percent.

•	Net income was $6.7 million, or $0.18 per diluted share, compared to non-GAAP net income of $6.3 million, before the tax rate impact of the non-cash legal settlement related to warrants, or $0.17 per diluted share for the three months ended December 31, 2008. Including the impact of the settlement, net income for the 2008 fourth quarter was $5.1 million, or $0.14 per diluted share.

•	Free cash flow was $8.0 million (cash provided by operating activities of $11.7 million minus capital expenditures of $3.7 million). For the fourth quarter of 2008, free cash flow was negative $365,000 (cash provided by operating activities of $2.4 million minus capital expenditures of $2.8 million). For the year ended December 31, 2009, free cash flow was $30.6 million (cash provided by operating activities of $42.9 million minus capital expenditures of $12.4 million), compared to free cash flow of $26.3 million (cash provided by operating activities
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Tyler Technologies Reports Earnings for
Fourth Quarter 2009
February 24, 2010

of $47.8 million minus capital expenditures of $21.5 million) for the same period of 2008. Capital expenditures for the fourth quarter of 2009 and 2008 included $2.5 million and $791,000, respectively, associated with the construction of office facilities. Annual capital expenditures for office facilities totaled $9.4 million for 2009 and $16.0 million for the same period in 2008.

•	Excluding the office facility acquisition and construction costs, free cash flow for the three month period ended December 31, 2009 was $10.5 million compared to $426,000 for the 2008 fourth quarter, and free cash flow for the year ended December 31, 2009 was $40.0 million compared to $42.3 million, for the year ended December 31, 2008.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $13.4 million, compared to $13.3 million for the fourth quarter of 2008.

•	Gross margin was 44.8 percent, an increase of 320 basis points, compared to 41.6 percent in the quarter ended December 31, 2008.

•	Selling, general and administrative expenses were $18.5 million (24.9 percent of revenues), compared to $16.8 million (24.1 percent of revenues) in the same quarter last year.

•	Non-cash, share-based compensation expense for the fourth quarter totaled $1.4 million, of which $147,000 was included in cost of revenues and $1.2 million was included in selling, general and administrative expenses. For the fourth quarter of 2008, share-based compensation expense was $1.1 million, of which $114,000 was included in cost of revenues and $987,000 was included in selling, general and administrative expenses.

•	Total backlog was $233.1 million at December 31, 2009, compared to $249.8 million at December 31, 2008. Software-related backlog (excluding appraisal services) was $209.7 million versus $224.3 million at December 31, 2008. Total backlog increased $1.6 million sequentially from September 30, 2009.

•	Tyler ended the fourth quarter of 2009 with $17.7 million in cash and investments and $23.7 million of availability under its $25.0 million revolving line of credit. For the year ending December 31, 2009, the Company repurchased 1,234,548 shares of its common stock at an aggregate cost of $17.0 million.
Revenues for the year ended December 31, 2009 increased 9.5 percent to $290.3 million from $265.1 million in 2008 while software-related revenues increased 10.9 percent year over year. Operating income for the 2009 year ended increased 20.6 percent to $44.8 million compared to $37.1 million in 2008, before the impact of the non-cash legal settlement related to warrants. Including the impact of the settlement, 2009 operating income increased 59.4 percent compared to 2008 operating income of $28.1 million.
Net income for the year ended December 31, 2009 was $27.0 million, or $0.74 per diluted share, compared to net income of $23.9 million, before the impact of the legal settlement, or $0.61 per diluted share, for the comparable period of 2008. Including the impact of the settlement, net income for the year ending December 31, 2008 was $14.9 million, or $0.38 per diluted share.
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Tyler Technologies Reports Earnings for
Fourth Quarter 2009
February 24, 2010

“We are pleased to report record fourth quarter and full year revenues and earnings for 2009,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Robust fourth quarter growth in software licenses as well as recurring revenues from maintenance and subscriptions contributed to a strong finish to a challenging year. In addition to our strong operating profit, free cash flow for the quarter, excluding real estate acquisitions and office construction expenditures, grew by $10 million over the same period last year.
“For the full year 2009, Tyler produced total revenue growth of 10 percent and software related revenue growth of 11 percent, which was below our targets due to lengthened sales cycles in a weak economy. Strong margin improvement resulted in a 21 percent increase in Tyler’s non-GAAP earnings per share compared to 2008, even as we continued to make substantial investments in existing and future products. While some competitors are cutting back on research and development in this environment, Tyler continues to devote more resources than ever to product development, as evidenced by our 53 percent increase in research and development expense. During the fourth quarter, we also expanded the scope of our co-development agreement with Microsoft to include payroll, human resource and budget formulation for the next generation of Microsoft Dynamics AX, which will result in additional research and development expense, as well as additional reimbursements from Microsoft over a period from August 2010 through March 2012.
“Strong fourth quarter free cash flow of $10.5 million (excluding real estate acquisitions) brought our total for the year to $40 million and provided the capital necessary to make investments that we believe will contribute to building shareholder value,” Mr. Marr continued. “In 2009, we repurchased $17 million of Tyler common stock, used $2.9 million of cash for acquisitions, and invested $9.4 million in the construction of office facilities to provide for our current and future operating needs.
“While broad economic conditions remain uncertain, we enter 2010 with strong fundamentals and expectations for reasonable revenue and earnings growth. Tyler has great stability from our foundation of recurring revenues and extremely high customer retention. We believe we are in an excellent position with regard to our competitive strengths, our business model and our balance sheet, and we plan to build on those advantages to achieve our long-term goals.
“We begin the year with over $233 million in signed backlog, an increase of $1.6 million from the third quarter of 2009, and our pipeline of new business remains active,” continued Mr. Marr. “However, sales cycles in the public sector continue to be extended, and the timing of contract signings remains difficult to predict in this environment. Our guidance assumes continued sluggish economic conditions throughout 2010, and our plan reflects aggressive investment in our products and business to further improve our competitive position. Consistent with our historical trends, we expect that first quarter 2010 earnings will not reach the level achieved in the fourth quarter of 2009 and will likely be below last year’s first quarter earnings. We also expect that in excess of 60 percent of our annual earnings will occur in the second half of 2010.”
Annual Guidance for 2010
Total revenues for 2010 are currently expected to be in the range of $314.0 million to $321.0 million. Tyler expects to have diluted earnings per share of approximately $0.76 to $0.81. These estimates include assumed non-cash pretax expense for the year of approximately $5.6 million, or $0.12 per share
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Tyler Technologies Reports Earnings for
Fourth Quarter 2009
February 24, 2010

after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2010 will be approximately 39.8 percent.
Tyler expects that free cash flow for the year 2010 will be between $40.0 million and $45.5 million (cash provided by operations of $46.0 million to $51.0 million minus capital expenditures of between $5.5 million and $6.0 million). Excluding estimated real estate capital expenditures of approximately $2.0 million, free cash flow for 2010 is expected to be between $42.0 million and $47.5 million.
Tyler Technologies will hold a conference call on Thursday, February 25 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 452-4005 (U.S. dialers) and (719) 325-4877 (international dialers). Please refer to confirmation code 5431964. A replay of the call will be available two hours after the completion of the call through March 4, 2010. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 5431964. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to enable the public sector–cities, counties, schools and other government entities–to become more efficient, more accessible, and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” for three consecutive years by Forbes Magazine. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow as well as operating income, net income and earnings per share excluding the effects of a non-cash legal settlement related to warrants. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review
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Tyler Technologies Reports Earnings for
Fourth Quarter 2009
February 24, 2010

these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations. In addition, Tyler currently has no outstanding warrants or other convertible securities, and we believe the facts and circumstances underlying the legal settlement related to warrants are of a non-recurring nature. We believe excluding the effect of the non-cash legal settlement related to warrants from operating income, net income, earnings per share and EBITDA provides meaningful comparisons to prior periods and to compare our results to those of other companies.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
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10-12
(Comparative results follow)

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Software licenses	$11,296	$9,844	$42,131	$41,490
Subscriptions	4,487	3,871	17,181	14,374
Software services	19,460	20,024	80,405	74,997
Maintenance	32,406	28,356	124,512	107,458
Appraisal services	4,102	4,849	18,740	19,098
Hardware and other	2,466	2,600	7,317	7,684

Total revenues	74,217	69,544	290,286	265,101

Cost of revenues:
Software licenses	1,365	2,386	5,440	9,224
Acquired software	369	430	1,411	1,799
Software services, maintenance and subscriptions	34,679	32,692	137,199	126,247
Appraisal services	2,307	2,982	11,518	12,251
Hardware and other	2,258	2,109	5,955	5,793

Total cost of revenues	40,978	40,599	161,523	155,314

Gross profit	33,239	28,945	128,763	109,787

Selling, general and administrative expenses	18,507	16,768	70,115	62,923
Research and development expense	3,112	1,801	11,159	7,286
Amortization of customer and trade name intangibles	671	668	2,705	2,438
Non-cash legal settlement related to warrants	—	—	—	9,045

Operating income	10,949	9,708	44,784	28,095

Other (expense) income, net	(27)	137	(146)	1,181

Income before income taxes	10,922	9,845	44,638	29,276
Income tax provision	4,266	4,714	17,628	14,414

Net income	$6,656	$5,131	$27,010	$14,862

Earnings per common share:
Basic	$0.19	$0.14	$0.77	$0.39

Diluted	$0.18	$0.14	$0.74	$0.38

Weighted average common shares outstanding:
Basic	35,062	36,323	35,240	37,714
Diluted	36,600	37,604	36,624	39,184

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:
Reconciliation of EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income	$6,656	$5,131	$27,010	$14,862
Amortization of customer and trade name intangibles	671	668	2,705	2,438
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,761	2,954	6,792	10,173
Interest expense (income) included in other income, net	27	(139)	130	(996)
Income tax provision	4,266	4,714	17,628	14,414

EBITDA	$13,381	$13,328	$54,265	$40,891

Reconciliation of net income and EBITDA before non-cash legal settlement related to warrants

	Three Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2008
		Diluted		Diluted
		Earnings		Earnings
	Amount	Per Share	Amount	Per Share
Net income	$5,131	$0.14	$14,862	$0.38
Non-cash legal settlement related to warrants	—	—	9,045	0.23
Income tax provision	1,129	0.03	—	—

Net income before non-cash legal settlement related to warrants	6,260	$0.17	23,907	$0.61

Amortization of customer and trade name intangibles	668		2,438
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,954		10,173
Interest income included in other income, net	(139)		(996)
Income tax provision	3,585		14,414

EBITDA before non-cash legal settlement	$13,328		$49,936

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$9,696	$1,762
Restricted cash equivalents	6,000	5,082
Short-term investments available-for-sale	50	775
Accounts receivable, net	81,245	76,989
Other current assets	9,358	10,046
Deferred income taxes	3,338	2,570

Total current assets	109,687	97,224

Accounts receivable, long-term portion	1,018	197
Property and equipment, net	35,750	26,522
Non-current investments available-for-sale	1,976	3,779

Other assets:
Goodwill and other intangibles, net	122,029	123,812
Other	210	227

Total assets	$270,670	$251,761

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$30,137	$25,696
Short-term revolving line of credit	—	8,000
Deferred revenue	99,116	95,773

Total current liabilities	129,253	129,469

Deferred income taxes	7,059	8,030
Shareholders’ equity	134,358	114,262

Total liabilities and shareholders’ equity	$270,670	$251,761

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve months ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$27,010	$14,862
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	9,497	12,611
Non-cash legal settlement related to warrants	—	9,045
Share-based compensation expense	5,045	3,820
Provision for losses-accounts receivable	1,538	1,764
Excess tax benefit from exercise of share-based arrangements	(1,125)	(666)
Deferred income taxes	(1,730)	(2,151)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	2,706	8,517

Net cash provided by operating activities	42,941	47,802

Cash flows from investing activities:
Proceeds from sales of investments	2,500	45,065
Purchases of investments	—	(8,625)
Cost of acquisitions, net of cash acquired	(2,934)	(23,868)
Additions to property and equipment	(12,352)	(20,143)
Acquired lease	—	(1,387)
Increase in restricted investments	(918)	(620)
Decrease in other	46	24

Net cash used by investing activities	(13,658)	(9,554)

Cash flows from financing activities:
(Decrease) increase in net borrowings on revolving credit facility	(8,000)	8,000
Purchase of treasury shares	(18,263)	(59,847)
Contributions from employee stock purchase plan	1,494	1,233
Proceeds from exercise of stock options	2,295	1,815
Excess tax benefit from exercise of share-based arrangements	1,125	666
Warrant exercise in connection with legal settlement	—	2,005

Net cash used by financing activities	(21,349)	(46,128)

Net increase (decrease) in cash and cash equivalents	7,934	(7,880)
Cash and cash equivalents at beginning of period	1,762	9,642

Cash and cash equivalents at end of period	$9,696	$1,762